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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 33-xxxxx) pertaining to registration of 4,500,000 additional shares of common stock pursuant to the Equity Incentive Plan of The Nasdaq Stock Market, Inc. and to the incorporation by reference therein of our report dated March 10, 2003, with respect to the consolidated financial statements and schedules of The Nasdaq Stock Market, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
November 19, 2003

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CONSENT OF INDEPENDENT AUDITORS